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                                                                  EXHIBIT 4.1(c)
                                 NEW YORK STATE
                              DEPARTMENT OF STATE
                    DIVISION OF CORPORATIONS, STATE RECORDS
                          AND UNIFORM COMMERCIAL CODE
                                41 STATE STREET
                                ALBANY, NY 12231

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           MONRO MUFFLER BRAKE, INC.
           UNDER SECTION 805 OF THE NEW YORK BUSINESS CORPORATION LAW

     1. The name of the Corporation is Monro Muffler Brake, Inc. The Corporation was formed under the name Midas Service Corporation, Inc.

     2. The Certificate of Incorporation was filed with the Department of State on October 5, 1959.

     3. The amendment effected by this Certificate of Amendment is as follows:

The first sentence of Section 4 of the Certificate of Incorporation is hereby amended to increase the aggregate number of shares which the Corporation shall have the authority to issue from 19,900,000 to 24,900,000 and the number of shares of Common Stock authorized from 15,000,000 to 20,000,000. Such amendment shall be effected by deleting the first sentence of Section 4 of the Certificate of Incorporation and in its place substituting the following:

     "4. The aggregate number of shares which the Corporation shall have the authority to issue is 24,900,000 shares, consisting of:

          (1) 20,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock");

          (2) 150,000 shares of Class C Convertible Preferred Stock, $1.50 par value per share (the "Class C Preferred Stock"); and

          (3) 4,750,000 shares of serial preferred stock, $.01 par value per share (the "Serial Preferred Stock")."

     4. The Certificate of Amendment was authorized by the vote of the board of directors followed by the vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders followed by the unanimous written consent of the Corporation's Class C Convertible Preferred Stock.

                                          /s/ CATHERINE D'AMICO
                                          --------------------------------------
                                          Name:  Catherine D'Amico
                                          Title:   Executive Vice
                                                   President -- Finance,
                                                   Chief Financial Officer and
                                                   Treasurer

                                          /s/ ROBERT W. AUGUST
                                          --------------------------------------
                                          Name:  Robert W. August
                                          Title:   Senior Vice
                                                   President -- Store Support
                                                   and Secretary